EXHIBIT 10.1

SECURED PROMISSORY NOTE

December 28, 2017

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, NEMUS BIOSCIENCE, INC., a Nevada corporation (the “Company”), hereby unconditionally promises to pay to the order of EMERALD HEALTH SCIENCES INC. (together with its successors and assigns, the “Noteholder”, and together with the Company, the “Parties”), the principal amount of $900,000 (the “Loan”) or the aggregate of such amounts the Noteholder has disbursed to the Company pursuant to Section 2.2, together with all accrued interest thereon (including all “PIK Interests”), as provided in this Promissory Note (this “Note”).

1.  Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1 .

“Advance” means each disbursement made by the Noteholder to the Company pursuant to Section 2.2 .

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Applicable Rate” means the rate equal to 12% per annum.

“Anti-Terrorism Law” means any Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), the Currency and Foreign Transactions Reporting Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Company” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

“Common Shares” means shares of common stock of the Company.

“Conversion Notices” means notices from holders of 100% of the issued and outstanding shares of preferred stock of the Company (other than the Selling Shareholders) irrevocably agreeing to convert, as of the date of closing of the Private Placement, all such shares of preferred stock into Common Shares based upon a conversion price of $0.10 per share and waiving any redemption rights which such holders may have in connection with the transactions contemplated hereunder, any contemplated transaction between the Noteholder and the Selling Shareholders and the Private Placement.

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“Debt” of the Company, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by the Company providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Company; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Company secured by any lien on any asset of the Company, whether or not such indebtedness has been assumed by the Company.

“Default” means any of the events specified in Section 12 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 12 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus 10%.

“Drawdown Termination Date” has the meaning set forth in Section 2.2.

“Event of Default” has the meaning set forth in Section 12.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Interest Payment Date” means the last day of each six months commencing on the first such date to occur after the execution of this Note.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

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“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company; (b) the validity or enforceability of this Note or Security Agreement; (c) the perfection or priority of any Lien purported to be created under the Security Agreement; (d) the rights or remedies of the Noteholder hereunder or under the Security Agreement; or (e) the Company's ability to perform any of its material obligations hereunder or under the Security Agreement.

“Maturity Date” means the earlier of (a) June 30, 2018 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 13.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means Debt (a) existing or arising under this Note and any refinancing thereof; (b) existing as of the date of this Note and set out in Schedule A; (c) owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services in connection with any automated clearinghouse transfers of funds; and (d) unsecured insurance premiums and trade payables owing in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“PIK Interest” has the meaning set forth in Section 4.2.

“Private Placement” means the purchase by the Noteholder from the Company not less than $2,500,000 of shares of common stock the Company at $0.10 per share, plus a warrant exercisable at $0.10 per share of common stock of the Company, pursuant to a non-brokered private placement pursuant to a Private Placement agreement to be entered into, by and between the Noteholder and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

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“Sanctions” means, sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), US Department of State, European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and between the Company and Noteholder, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Selling Shareholders” means Sabby Healthcare Master Fund and Sabby Volatility Warrant Master Fund.

“USA PATRIOT Act” has the meaning set forth in the definition of Anti-Terrorism Law.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a trading market other than the OTCQB marketplace, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the trading market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b)  if the Common Shares is then quoted on the OTCQB marketplace, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the OTCQB, (c) if the Common Shares is not then listed or quoted for trading on a trading market and if prices for the Common Shares are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock of the Company so reported, or (d) in all other cases, the fair market value of a share of common stock of the Company as determined by an independent appraiser selected in good faith by the Noteholder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.  LOAN DISBURSEMENT MECHANICS.

2.1  Commitment.

(a)  Subject to Section 2.2, the Noteholder shall make available to the Company one or more Advances in an aggregate amount not to exceed $900,000.  The Noteholder will make such Advances to the Company as follows: $500,000 upon the execution of this Note and the Security Agreement (the “Initial Advance”) and $400,000 on January 16, 2018 (the “Second Advance”).

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(b)  The proceeds of the Initial Advance shall be used only for the payment of the amounts listed in Exhibit B attached hereto to the applicable third parties therein (provided that amount allocated in Exhibit B to “Miscellaneous” will be paid as determined by the unanimous decision of a committee (the “Committee”) consisting of one representative of each of the Noteholder and the Company, with the initial representative of the Noteholder being Avtar Dhillon and the Company being Brian Murphy); and the proceeds of the Second Advance shall be used only for the payments of the amounts to third parties as determined by the unanimous decision of the Committee; provided that the Noteholder reserves the right to negotiate reduced payment terms with such third parties.

2.2  Conditions. The Noteholder shall have no obligation to make any further Advances from the first to occur of: (i) January 15, 2018, if the Company has not received Conversion Notices on or before such date from the holders of 100% of the issued and outstanding shares of preferred stock of the Company (other than the Selling Shareholders); (b) February 28, 2018 if the Private Placement has not closed by such date; and (c) the date on which the Noteholder provides written notice to the Company that it will not be proceeding with the Private Placement (any such event, the “Drawdown Termination Date”).

3.  Final Payment Date; Optional Prepayments.

3.1  Final Payment Date. Subject to Section 6, the aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

3.2  Optional Prepayment. The Company shall not be permitted to prepay any Loan without the prior written consent of the Noteholder prior to the Drawdown Termination Date. At any time after the Drawdown Termination Date, the Company shall be permitted to repay any Loan. No prepaid amount may be reborrowed.

3.3  Security Agreement. The Company's performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

4.  Interest.

4.1  Interest Rate. Except as otherwise provided herein, the outstanding principal amount of all Advances made hereunder shall bear interest at the Applicable Rate from the date such Advance was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

4.2  Interest Payment Dates. Interest shall be payable semi-annually in arrears to the Noteholder on each Interest Payment Date, compounded semi-annually on the unpaid principal amount of this Note. Accrued interest payable on each Interest Payment Date shall be capitalized, compounded and added to the outstanding principal amount of this Note on such Interest Payment Date (the “PIK Interest”).

4.3  Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

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4.4  Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Advance on the day on which such Advance is made, and shall not accrue on the Loan for the day on which it is paid.

4.5  Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on any Advance shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Company under applicable Law, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

5.   Payment Mechanics.

5.1  Manner of Payments. Subject to Section 6, all payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder's account at a bank specified by the Noteholder in writing to the Company from time to time.

5.2  Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under this Note.

5.3  Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4  Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A each Advance made to the Company and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loan in accordance with the terms of this Note.

5.5  Rescission of Payments. If at any time any payment made by the Company under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Company's obligation to make such payment shall be reinstated as though such payment had not been made.

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6.  Conversion.

6.1  Automatic Conversion. All the outstanding Loan, together with all accrued and unpaid interest thereon (including all PIK Interest), shall be automatically converted into common stock of the Company at the Conversion Price concurrent with the closing of the Private Placement.

6.2  Voluntary Conversion. At any time after the Drawdown Termination Date, the Noteholder at its sole discretion may, upon 60 days’ prior written notice, convert all or part of the outstanding Loan, together with all accrued and unpaid interest thereon (including all PIK Interest), into common stock of the Company at a price per Common Share equal to the lesser of: (a) the Conversion Price; (b) the average VWAP for the five trading days prior to the date of notice to convert; and (c) the average VWAP for the five trading days prior to the date of conversion pursuant to this Section 6.2. Notwithstanding the foregoing, the Noteholder at its sole discretion may at any time convert all or part of the outstanding Loan, together with all accrued and unpaid interest thereon (including all PIK Interest), into Common Shares at a price per Common Share equal to the Conversion Price so long as the Noteholder will not be deemed to beneficially own more than 4.99% of the total outstanding shares of common stock of the Company pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

6.3  Delivery of Stock Certificates. As promptly as practicable after the conversion of this Note, if requested by the Noteholder, the Company at its expense will issue and deliver to the Noteholder a certificate or certificates for the number of full Common Shares issuable upon such conversion.

6.4  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock, up or down, as applicable, to the nearest whole share.

7.  Conversion Price Adjustments. The initial conversion price (the “Conversion Price”) per Common Share shall be $0.10. The Conversion Price for each Common Share shall be subject to adjustment from time to time as follows:

7.1  If the Company shall, at any time or from time to time after the date hereof, issue or sell any Common Shares, or other securities exercisable for or convertible into Common Shares (or to otherwise be deemed to have issued Common Shares), for a consideration per Common Share less than the Conversion Price (the “New Issuance Price”) then in effect immediately prior to the issuance of such Common Shares or such other securities (each such occurrence, a “Dilutive Issuance”), then the Conversion Price as in effect immediately prior to each such Dilutive Issuance, shall forthwith be immediately lowered to a price equal to the lesser of (a) the New Issuance Price; or (b) the average VWAP for the five trading days prior to the date of the applicable Dilutive Issuance as provided in this Section 7.1.

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7.2  If, at any time after the date hereof, the number of Common Shares of the Company outstanding is increased by a distribution payable in shares of common stock of the Company or by a subdivision or split-up of Common Shares, then the Conversion Price shall be appropriately decreased.

7.3  If, at any time after the date hereof, the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares, then the Conversion Price shall be appropriately increased.

7.4  In the event of any capital reorganization of the Company, any reclassification of the equity interests of the Company, or any consolidation or merger of the Company, this Note shall after each such reorganization, reclassification, consolidation or merger be convertible into the kind and number of Common Shares or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger to which the holder of the number of Common Shares deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of this Note would have been entitled upon such reorganization, reclassification, consolidation or merger.

7.5  Whenever the Conversion Price shall be adjusted as provided in Section 7, the Company shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Company, a statement, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Company shall also cause a copy of such statement to be sent to the Investor at the address appearing on the Company’s records.

8.  Reservation of Common Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of this Note such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of its common stock shall not be sufficient to effect the conversion of the entire outstanding amount of this Note, in addition to such other remedies as shall be available to the Noteholder, the Company will use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of its common stock to such number of shares as shall be sufficient for such purposes.

9.  Representations and Warranties. The Company hereby represents and warrants to the Noteholder on the date hereof as follows:

9.1  Existence; Compliance with Laws. The Company is (a) a corporation duly incorporated, validly existing and in good standing under the laws of the state of its jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and (b) in compliance with all Laws and Orders except to the extent that the failure to comply therewith could not, reasonably be expected to have a Material Adverse Effect.

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9.2  Power and Authority. The Company has the power and authority, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

9.3  Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Company and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Company has duly executed and delivered this Note and the Security Agreement.

9.4  No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Company to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

9.5  No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Company's organizational documents; (b) violate any Law or Order applicable to the Company or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Company may be bound.

9.6  Enforceability. Each of this Note and the Security Agreement is a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.7  No Litigation or Bankruptcy Proceedings. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its property or assets (a) with respect to this Note, the Security Agreement or any of the transactions contemplated hereby or thereby or (b) that could be expected to materially adversely affect the Company's financial condition or the ability of the Company to perform its obligations under this Note or the Security Agreement. The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, liquidation or winding up, or does the Company have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

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9.8  Indebtedness. (i) Except as disclosed in the Company’s filings with the Securities and Exchange Commission under the Exchange Act, the Company does not have any outstanding Indebtedness (as defined below), (ii) the Company is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) the Company is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) the Company is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money in excess of $25,000, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, tax, right of first refusal, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

9.9   USA PATRIOT Act, OFAC and Other Regulations.

(a)  Neither the Company nor, to the knowledge of the Company, any of its Affiliates or any of their respective officers, directors, brokers or agents (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.

(b)  Neither the Company nor, to the knowledge of the Company, any of its Affiliates or any of their respective officers, directors, brokers or agents is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Cuba, Iran, North Korea, Sudan and Syria.

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(c)  Neither the Company nor, to the knowledge of the Company any of its Affiliates or any of their respective officers, directors, brokers or agents acting or benefiting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

10.  Affirmative Covenants. Until all amounts outstanding in this Note have been paid in full, the Company shall:

10.1  Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.2  Compliance. Comply with (a) all of the terms and provisions of its organizational documents; (b) its obligations under its material contracts and agreements; and (c) all Laws and Orders applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.3  Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

10.4  Financial Information. Promptly provide to the Noteholder all financial and operational information with respect to the Company as the Noteholder may reasonably request.

10.5  Notice of Events of Default. As soon as possible and in any event within two (2) Business Days after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

10.6  Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the Security Agreement.

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11.  Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Company shall not:

11.1   Indebtedness. Incur, create or assume any Debt, other than Permitted Debt.

11.2  Liens. Incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; and (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; and (c) Liens created pursuant to the Security Agreement.

11.3  Merger, etc. Merge or consolidate with any other Person, or sell, lease or otherwise dispose of all or any substantial part of its property or assets to any other Person.

11.4  Line of Business. Enter any business, directly or indirectly, except for those businesses in which the Company is engaged on the date of this Note or that are reasonably related thereto.

11.5  Compliance With Anti-Terrorism Regulations.

(a)  (i) Violate any Anti-Terrorism Laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering or (iii) permit any of its Affiliates to violate these laws or engage in these actions.

(b)  (i) Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) to fund any activities or business of or with any Person, or in any country or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(c)  (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (iii) permit any of its Affiliates to do any of the foregoing.

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12.  Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

12.1  Failure to Pay. The Company fails to pay (a) any principal or interest of the Loan when due or (b) any other amount when due and such failure continues for 5 days.

12.2  Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Company to the Noteholder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

12.3  Breach of Covenants. The Company fails to observe or perform (a) any covenant, condition or agreement contained in Section 11 or (b) any other covenant, obligation, condition or agreement contained in this Note or the Security Agreement other than those specified in clause (a) and Section 12.1 and such failure continues for 30 days after written notice to the Company.

12.4  Cross-Defaults. The Company fails to pay when due any of its Debt (other than Debt arising under this Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

12.5  Bankruptcy.

(a)  the Company commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company makes a general assignment for the benefit of its creditors;

(b)  there is commenced against the Company any case, proceeding or other action of a nature referred to in 12.5(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c)  there is commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d)  the Company takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 12.5(a) , Section 12.5(b) or Section 12.5(c) above; or

(e)  the Company is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

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12.6  Judgments. One or more judgments or decrees shall be entered against the Company and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 10 days from the entry thereof.

13.  Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Company (a) terminate its commitment to make any Advances hereunder; (b) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (c) exercise any or all of its rights, powers or remedies under the Security Agreement or applicable Law; provided, however that, if an Event of Default described in Section 12.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

14.  Miscellaneous.

14.1  Notices.

(a)  All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)             If to the Company:

Nemus Bioscience, Inc.

600 Anton Blvd., Suite 1100

Costa Mesa, CA 92626

Attn: Brian Murphy, M.D.

Telephone: (949) 396-0330

Facsimile: (949) 266-0346

E-mail: brian@nemusbio.com

(ii)            If to the Noteholder:

Emerald Health Sciences Inc.

Office 8262, The Landing

200 – 375 Water St.

Vancouver BC V6B 0M9

Canada

Attn: Dr. Avtar Dhillon

Telephone: 858-361-4499

E-mail: ad@idhillon.com

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(b)  Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

14.2  Expenses. The Company shall reimburse the Noteholder for all reasonable out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation and execution of this Note and the Security Agreement from the proceeds of the Private Placement. In the event that any Party institutes any legal suit, action, or proceeding against the other Party arising out of or relating to this Note or the Security Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

14.3  Governing Law. This Note, the Security Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note, the Security Agreement and the transactions contemplated hereby and thereby shall be governed by the laws of the State of California.

14.4  Submission to Jurisdiction.

(a)  The Company hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of California or of the United States of America for the Central District of California and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Company in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)  Nothing in this 14.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Company in any other court having jurisdiction over the Company or (ii) serve process upon the Company in any manner authorized by the laws of any such jurisdiction.

14.5  Venue. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in 14.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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14.6  Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

14.7  California Judicial Reference. If any action or proceeding is filed in court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Note or the Security Agreement, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee in California (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 14.2, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

14.8  Counterparts; Integration; Effectiveness. This Note, the Security Agreement and any amendments, waivers, consents or supplements hereto and thereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note or the Security Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the Security Agreement, as applicable.

14.9  Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Company may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

14.10  Waiver of Notice. The Company hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

14.11  USA PATRIOT Act. The Noteholder hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name of the Company and other information that will allow the Noteholder to identify the Company in accordance with the US PATRIOT Act, and the Company agrees to provide such information from time to time to the Noteholder.

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14.12  Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

14.13  Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

14.14  Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

14.15  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers

14.16  Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[signature page follows]

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IN WITNESS WHEREOF, the Company has executed this Note as of the first date written above.

NEMUS BIOSCIENCE, INC.
By: /s/ Brian Murphy Name: Brian Murphy Title: Chief Executive Officer

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Exhibit A

Advances and Payments on the Loan

Date of Advance	Amount of Advance	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation

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Exhibit B

Third Party Vendor	Amount
Hub D&O insurance	$193,018
Latham	$143,000
MHM (pending discussion)	$27,500

Other working capital
payroll 3 officers	$70,000
Accounts for Oct/Nov close	$7,500
MRSA licensing UM	$25,000
Phone/office	$7,400
Cleartrust (est)	$4,000
Website renewal/maintenance	$7,500
Miscellaneous	$15,082
Total	$500,000

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Schedule A

Permitted Debt

None

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